Exhibit 99.1

Actuant Reports Fourth Quarter Results, Provides Fiscal 2010 Outlook

MILWAUKEE--(BUSINESS WIRE)--September 30, 2009--Actuant Corporation (NYSE: ATU) today announced sales and earnings for its fourth quarter and fiscal year ended August 31, 2009.

4th Quarter Highlights

  Strong cash flow from operations, totaling approximately $49 million in the quarter and $147 million for the full year.
  Continued solid execution on restructuring initiatives which will generate permanent reductions to Actuant’s cost structure.
  Year-over-year core sales rate of change stabilization in three of the four segments.
  Sequential EBITDA margin improvement from the third quarter (excluding restructuring charges) in three of the four segments.
  Substantially improved net debt position during the fourth quarter, reflecting over $200 million of repayment with $125 million of net proceeds from the Company’s June equity offering, $38 million of net proceeds from business divestitures and strong fourth quarter cash flow.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We are pleased to have finished out this challenging fiscal year with strong cash flow, stabilization in the majority of our businesses and continued solid execution on our restructuring actions. Our sales, earnings and earnings per share, adjusted for special items and the equity offering, were in line with our expectations as benefits from cost reduction and restructuring activities were realized.

In addition to cost structure improvements, I am encouraged by Actuant’s continued strong working capital management and cash flow generation. Despite terrible economic conditions over the past year, Actuant generated $147 million in operating cash flow in fiscal 2009. We have used this economic crisis as a catalyst for driving our operations to new performance levels which resulted in significant operating and working capital improvements across our businesses globally. I want to thank our leadership team and all employees for capturing and institutionalizing these improvements.”

Consolidated Results

During the fourth quarter, the Company divested Acme Aerospace and BH Electronics. The results of operations for these two businesses, as well as the aggregate net gain on disposition are reported in discontinued operations in the accompanying Condensed Consolidated Statement of Operations. Operating results for all prior periods have been reclassified for comparability.

Consolidated sales for the fourth quarter declined 26% to $290 million compared to $393 million in the fourth quarter of fiscal 2008. Excluding the impact of foreign currency rate changes (-4%) and acquisitions (+5%), core sales (sales excluding the impact of acquisitions, divestitures and currency rate changes) declined 27%. Net earnings and diluted earnings per share (“EPS”) in the fiscal 2009 fourth quarter were $16.5 million and $0.24, respectively, compared to net earnings of $34.2 million and EPS of $0.54 in the comparable prior year quarter. Earnings and EPS from continuing operations were $4.5 million and $0.07, respectively, compared to $33.6 million and $0.53 for the comparable prior year period. Results from continuing operations for the fourth quarter of 2009 included a $2.1 million ($0.02 per diluted share) pre-tax non-cash debt extinguishment charge following the equity offering as well as pre-tax restructuring charges of $9.3 million, or $0.09 per diluted share. Excluding these items, EPS from continuing operations was $0.18 in the fourth quarter of fiscal 2009 compared to $0.53 in the prior year’s quarter. (See attached reconciliation of earnings).

Sales for the year ended August 31, 2009 were $1,240 million, 23% lower than the $1,613 million in the prior year. Excluding the impact of the stronger US dollar (-4%) and sales from acquired businesses (+4%), year-to-date core sales decreased 23%. Net earnings for the year ended August 31, 2009 were $13.7 million, or $0.24 per diluted share, compared to fiscal 2008 net earnings of $122.5 million, or $1.93 per diluted share. Earnings and EPS from continuing operations were $23.9 million and $0.40, respectively compared to $119.2 million and $1.88 for the prior year. Fiscal 2009 results from continuing operations included $31.3 million ($0.29 per diluted share) of pre-tax non-cash asset impairment charges, $23.7 million ($0.24 per diluted share) of pre-tax restructuring charges and $1.7 million ($0.02 per diluted share) of pre-tax non-cash debt extinguishment charges. Results for the year ended August 31, 2008 included $10.5 million ($0.16 per diluted share) of pre-tax restructuring charges and a tax benefit of $2.6 million ($0.04 per diluted share). Excluding these items, fiscal 2009 EPS from continuing operations was $0.95, compared to $2.00 for the prior year. (See attached reconciliation of earnings).

Segment Results

Industrial Segment

(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Sales	$61.8	$98.1	$286.9	$374.5
Operating Profit (1)	$13.7	$31.1	$71.4	$113.8
Operating Profit % (1)	22.2%	31.7%	24.9%	30.4%

(1) Results for the three and twelve months ended August 31, 2009 exclude restructuring charges of $2.4 million and $3.9 million, respectively.

Fourth quarter fiscal 2009 Industrial segment sales decreased 37% to $62 million. Excluding foreign currency rate changes (-2%), Industrial segment core sales were 35% lower than the comparable prior year period; however, they were approximately level with the third fiscal quarter. The year-over-year sales decline was broad based across the diverse end markets and geographic regions served by this segment. The segment’s core sales rate of change stabilized since May 2009. Fourth quarter operating profit margin (excluding restructuring costs) was 22.2%, below the comparable prior year quarter due to lower sales and production as well as unfavorable sales mix.

Energy Segment

(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Sales	$63.7	$60.8	$259.5	$212.4
Operating Profit (2)	$11.8	$16.3	$45.1	$48.0
Operating Profit % (2)	18.5%	26.7%	17.4%	22.6%

(2) Results for the three and twelve months ended August 31, 2009 exclude restructuring charges of $0.7 million and $1.0 million, respectively.

Fiscal 2009 fourth quarter Energy segment sales grew 5% to $64 million. Acquisitions contributed 25% to sales while the stronger US dollar reduced sales by 9%. Core sales declined 11% due to lower capital project based revenue. While the Company saw certain of its customers defer or reduce maintenance at some oil & gas installations, this important source of Energy segment revenue held up better than exploration or new commissioning related business. Operating profit margin (excluding restructuring costs) declined year-over-year reflecting unfavorable acquisition mix and the lower volumes.

Electrical Segment

(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Sales	$87.8	$112.7	$364.2	$496.4
Operating Profit (3)	$4.2	$5.1	$15.6	$35.0
Operating Profit % (3)	4.8%	4.5%	4.3%	7.1%

(3) Results for the three months ended August 31, 2009 exclude restructuring charges of $3.0 million. Results for the twelve months ended August 31, 2009 exclude a $4.8 million pre-tax non-cash asset impairment charge and $9.8 million of restructuring charges. Results for the twelve months ended August 31, 2008 exclude restructuring charges of $10.5 million.

Electrical segment fiscal 2009 fourth quarter sales declined 22% to $88 million. The stronger US dollar contributed 3% to the sales decline. Core sales decreased 19% from the prior year reflecting continued weak demand. However, the core revenue year-over-year rate of change improved sequentially from -30% in the third quarter of fiscal 2009 to -19% in the fourth quarter. Sales trends to both the marine aftermarket and DIY channel improved sequentially during the fourth quarter. Fourth quarter operating profit margin (excluding restructuring costs) increased to 4.8%, a 30 basis point improvement from the prior year and 110 basis points sequentially. The increase primarily reflects cost reduction benefits and improved product sales mix.

Engineered Solutions Segment

(US $ in millions)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Sales	$76.7	$121.8	$329.3	$529.8
Operating Profit (4)	$0.3	$11.3	$6.5	$50.6
Operating Profit % (4)	0.4%	9.3%	2.0%	9.6%

(4) Results for the three months ended August 31, 2009 exclude restructuring charges of $3.0 million. Results for the twelve months ended August 31, 2009 exclude a $26.6 million pre-tax non-cash RV asset impairment charge and $8.3 million of restructuring charges.

Fourth quarter fiscal 2009 Engineered Solutions segment sales declined 37% (-37% core, -3% currency translation and +3% acquisitions) reflecting significantly reduced demand from truck and specialty vehicle end markets. While automotive revenues increased sequentially due to new program launches, major global truck OEM’s continued to reduce their inventory levels by producing fewer trucks than they sold. Fourth quarter operating margins (excluding restructuring) continue to be negatively impacted by the significant reduction in sales, unfavorable product line sales mix and lower manufacturing overhead absorption.

Corporate

Corporate expenses for the fourth quarter of fiscal 2009, excluding restructuring charges of approximately $0.2 million, were $5.0 million compared to $8.5 million in the comparable prior year quarter primarily due to lower incentive compensation expense, salary and headcount reductions and reduced discretionary spending.

Financial Position

Net debt at August 31, 2009 was $394 million (total debt of $405 million less $11 million of cash). The Company completed a follow-on equity offering during the quarter, issuing 10.925 million shares for net proceeds of approximately $125 million which were used to reduce indebtedness. In addition, the aforementioned business divestitures generated net proceeds of $38 million, also used to reduce outstanding borrowings. The combination of these items, as well as robust fourth quarter operating cash flow, had a significant impact on the Company’s capitalization with $200 million of net debt reduction since May 31, 2009. As of August 31, 2009, the Company had over $350 million of unused revolver capacity.

Outlook

Arzbaecher continued, “We begin the new fiscal year with both opportunities and challenges facing Actuant. While the rate of change in sales has stabilized in most of our end markets, we still have difficult year-over-year comparisons ahead of us, most pronounced in the first two fiscal quarters of 2010. Visibility in our later cycle Energy segment remains challenging as the number of capital projects industry-wide has declined steadily over the past six months. However, with customer inventory destocking moderating and the global economic slowdown approaching its anniversary, our sequential and year-over-year revenues are expected to improve in the second half of fiscal 2010. We also will be realizing additional benefits of restructuring activities in the second half of the fiscal year as most current projects reach completion by mid-year. As we experienced this past year, the biggest variable in our fiscal 2010 results will be the general economy and its impact on revenue. We have assumed an overall fiscal 2010 core sales decline of 3%-8%, driven by continued difficult comparisons in the first half of the fiscal year partially offset by improvements in the second half. Our revenue guidance for fiscal 2010 is $1.15-$1.25 billion. We anticipate diluted EPS for the full year, excluding restructuring costs, to be in the $0.70-$0.95 range. Full year free cash flow is expected to be in the $90-$100 million range, which would result in free cash flow conversion well in excess of 100%. We continue to pursue accretive acquisition opportunities which, when executed, will be incremental to this guidance. Our first quarter fiscal 2010 guidance reflects expected sequential stability with sales in the $280-$300 million range and EPS in the range of $0.12-$0.17 (excluding restructuring charges).”

Concluded Arzbaecher, “We are optimistic that over the next twelve months we will begin to see improved business and consumer confidence levels which will benefit Actuant and the broader economy. I continue to be very confident in Actuant’s long-term organic and acquisition driven growth prospects. With our strong cash flow and borrowing capacity, we are well positioned to finance these growth opportunities. The fundamentals for our growth strategies are in place, and our people, at all levels, are dedicated and driven to realizing those opportunities.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 30, 2009. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in branded hydraulic and electrical tools and supplies, umbilical, rope and cable solutions and highly engineered position and motion control systems. The Company employs a workforce of approximately 5,900 worldwide. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$ 11,385	$ 122,549
Accounts receivable, net	155,520	226,564
Inventories, net	160,656	215,391
Deferred income taxes	20,855	11,870
Other current assets	15,246	16,092
Total current assets	363,662	592,466

Property, plant and equipment, net	129,118	134,550
Goodwill	711,522	639,862
Other intangible assets, net	350,249	292,359
Other long-term assets	13,880	9,145

Total assets	$ 1,568,431	$ 1,668,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 4,964	$ 339
Trade accounts payable	108,333	166,863
Accrued compensation and benefits	30,079	59,023
Income taxes payable	20,578	24,867
Other current liabilities	71,140	60,033
Total current liabilities	235,094	311,125

Long-term debt, less current maturities	400,135	573,818
Deferred income taxes	117,335	99,634
Pension and postretirement benefit accruals	37,662	27,641
Other long-term liabilities	30,835	26,658

Shareholders' equity
Capital stock	13,543	11,200
Additional paid-in capital	(188,644)	(324,898)
Accumulated other comprehensive (loss) income	(24,599)	7,149
Stock held in trust	(1,766)	(2,081)
Deferred compensation liability	1,766	2,081
Retained earnings	947,070	936,055
Total shareholders' equity	747,370	629,506

Total liabilities and shareholders' equity	$ 1,568,431	$ 1,668,382

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2009	2008	2009	2008

Net sales	$ 290,056	$ 393,470	$ 1,239,798	$ 1,613,190
Cost of products sold	195,476	251,219	825,124	1,052,141
Gross profit	94,580	142,251	414,674	561,049

Selling, administrative and engineering expenses	65,233	83,144	275,751	330,609
Restructuring charges	8,240	-	22,426	10,473
Impairment charges	-	-	31,321	-
Amortization of intangible assets	5,378	3,870	19,724	13,933
Operating profit	15,729	55,237	65,452	206,034

Financing costs, net	10,685	8,887	41,849	36,409
Other (income) expense, net	(4)	(1,412)	209	(2,991)
Earnings from continuing operations before income
tax expense and minority interest	5,048	47,762	23,394	172,616

Income tax expense (benefit)	540	14,182	(474)	53,416
Minority interest, net of income taxes	(4)	(2)	17	22

Earnings from continuing operations	4,512	33,582	23,851	119,178

Earnings (loss) from discontinued operations,
net of income taxes	12,003	661	(10,128)	3,366

Net earnings	$ 16,515	$ 34,243	$ 13,723	$ 122,544

Earnings from continuing operations per share
Basic	$ 0.07	$ 0.60	$ 0.41	$ 2.14
Diluted	0.07	0.53	0.40	1.88

Earnings per share
Basic	$ 0.26	$ 0.61	$ 0.24	$ 2.20
Diluted	0.24	0.54	0.24	1.93

Weighted average common shares outstanding
Basic	63,742	55,953	58,047	55,813
Diluted	71,554	65,011	66,064	64,833

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2009	2008	2009	2008

Operating Activities
Net earnings	$ 16,515	$ 34,243	13,723	$ 122,544
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,480	11,783	51,978	44,709
Stock-based compensation expense	2,208	1,957	8,609	6,847
Provision (benefit) for deferred income taxes	2,269	(1,078)	(17,847)	5,912
Impairment charges	-	-	58,274	-
Net gain on disposal of businesses	(15,831)	-	(15,831)	-
Amortization of debt discount and debt issuance costs	2,870	367	4,531	1,372
(Gain)/Loss on disposal of assets	1,176	(30)	1,585	(1,576)
Changes in operating assets and liabilities, excluding the effects of the business acquisitions
Accounts receivable	5,230	20,922	87,052	(13,929)
Accounts receivable securitization program	(2,355)	(8,621)	(15,837)	(3,576)
Inventories	21,231	2,369	57,963	(5,697)
Prepaid expenses and other assets	252	(1,315)	1,075	429
Trade accounts payable	6,091	(7,127)	(61,932)	7,586
Income taxes payable	(1,987)	702	(9,180)	(576)
Other accrued liabilities	(2,115)	(9,267)	(17,448)	6,052
Net cash provided by operating activities	49,034	44,905	146,715	170,097

Investing Activities
Proceeds from sale of property, plant and equipment	1,255	389	1,862	14,065
Capital expenditures	(6,436)	(11,905)	(21,454)	(44,407)
Proceeds from sale of businesses, net of transaction costs	38,455	-	38,455	-
Business acquisitions, net of cash acquired	(3,500)	-	(239,422)	(110,109)
Net cash provided by (used in) investing activities	29,774	(11,516)	(220,559)	(140,451)

Financing Activities
Net (repayments) borrowings on revolving credit facilities and other debt	(88,642)	(1,909)	7,557	246
Proceeds from term loan	-	-	115,000	-
Principal repayments on term loans	(113,562)	(7)	(270,000)	(1,015)
Debt issuance and amendment costs	(3,825)	-	(9,158)	(265)
Proceeds from equity offering, net of transaction costs	124,781	-	124,781	-
Cash dividend	-	-	(2,251)	(2,221)
Stock option exercises, related tax benefits, and other	550	3,819	4,024	8,294
Net cash (used in) provided by financing activities	(80,698)	1,903	(30,047)	5,039

Effect of exchange rate changes on cash	(17)	(3,822)	(7,273)	1,184
Net increase (decrease) in cash and cash equivalents	(1,907)	31,470	(111,164)	35,869
Cash and cash equivalents - beginning of period	13,292	91,079	122,549	86,680
Cash and cash equivalents - end of period	$ 11,385	$ 122,549	$ 11,385	$ 122,549

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2008					FISCAL 2009
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 87,412	$ 87,344	$ 101,593	$ 98,149	$ 374,498	$ 90,524	$ 71,682	$ 62,843	$ 61,802	$ 286,851
ENERGY SEGMENT	49,677	43,458	58,442	60,823	212,400	73,982	59,526	62,251	63,731	259,490
ELECTRICAL SEGMENT	130,130	126,705	126,865	112,745	496,445	102,898	89,719	83,752	87,792	364,161
ENGINEERED SOLUTIONS SEGMENT	133,780	129,403	144,911	121,753	529,847	103,385	72,872	76,308	76,731	329,296
TOTAL	$ 400,999	$ 386,910	$ 431,811	$ 393,470	$ 1,613,190	$ 370,789	$ 293,799	$ 285,154	$ 290,056	$ 1,239,798

% SALES GROWTH
INDUSTRIAL SEGMENT	37%	33%	38%	30%	34%	4%	-18%	-38%	-37%	-23%
ENERGY SEGMENT	24%	41%	38%	29%	32%	49%	37%	7%	5%	22%
ELECTRICAL SEGMENT	2%	-1%	-5%	-15%	-5%	-21%	-29%	-34%	-22%	-27%
ENGINEERED SOLUTIONS SEGMENT	23%	16%	10%	-1%	11%	-23%	-44%	-47%	-37%	-38%
TOTAL	18%	15%	13%	4%	12%	-8%	-24%	-34%	-26%	-23%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$ 25,662	$ 25,990	$ 31,054	$ 31,103	$ 113,809	$ 26,107	$ 15,972	$ 15,597	$ 13,692	$ 71,368
ENERGY SEGMENT	12,314	6,767	12,638	16,266	47,985	15,647	5,895	11,772	11,801	45,115
ELECTRICAL SEGMENT	10,299	11,044	8,546	5,121	35,010	5,896	2,404	3,119	4,213	15,632
ENGINEERED SOLUTIONS SEGMENT	12,707	10,485	16,125	11,296	50,613	7,865	(2,735)	991	342	6,463
CORPORATE / GENERAL	(6,415)	(7,743)	(8,203)	(8,549)	(30,910)	(3,197)	(5,013)	(4,815)	(5,042)	(18,066)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 54,567	$ 46,543	$ 60,160	$ 55,237	$ 216,507	$ 52,318	$ 16,523	$ 26,664	$ 25,006	$ 120,512
IMPAIRMENT CHARGES	-	-	-	-	-	(26,553)	-	(4,768)	-	(31,321)
RESTRUCTURING CHARGES (1)	(5,521)	(4,952)	-	-	(10,473)	(674)	(3,039)	(10,749)	(9,277)	(23,739)
TOTAL	$ 49,046	$ 41,591	$ 60,160	$ 55,237	$ 206,034	$ 25,091	$ 13,484	$ 11,147	$ 15,729	$ 65,452

OPERATING PROFIT %
INDUSTRIAL SEGMENT	29.4%	29.8%	30.6%	31.7%	30.4%	28.8%	22.3%	24.8%	22.2%	24.9%
ENERGY SEGMENT	24.8%	15.6%	21.6%	26.7%	22.6%	21.1%	9.9%	18.9%	18.5%	17.4%
ELECTRICAL SEGMENT	7.9%	8.7%	6.7%	4.5%	7.1%	5.7%	2.7%	3.7%	4.8%	4.3%
ENGINEERED SOLUTIONS SEGMENT	9.5%	8.1%	11.1%	9.3%	9.6%	7.6%	-3.8%	1.3%	0.4%	2.0%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	13.6%	12.0%	13.9%	14.0%	13.4%	14.1%	5.6%	9.4%	8.6%	9.7%

EBITDA
INDUSTRIAL SEGMENT	$ 28,017	$ 27,840	$ 32,617	$ 32,599	$ 121,073	$ 27,139	$ 17,058	$ 18,208	$ 15,322	$ 77,727
ENERGY SEGMENT	14,553	9,546	15,771	20,399	60,269	21,671	11,492	15,080	16,235	64,478
ELECTRICAL SEGMENT	12,929	13,293	10,863	7,163	44,248	7,103	3,440	5,307	6,388	22,238
ENGINEERED SOLUTIONS SEGMENT	16,894	14,707	19,756	16,051	67,408	12,412	1,264	3,915	4,949	22,541
CORPORATE / GENERAL	(6,632)	(7,522)	(7,991)	(8,163)	(30,308)	(3,110)	(4,058)	(4,237)	(4,196)	(15,601)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 65,761	$ 57,864	$ 71,016	$ 68,049	$ 262,690	$ 65,215	$ 29,196	$ 38,273	$ 38,698	$ 171,383
IMPAIRMENT CHARGES	-	-	-	-	-	(26,553)	-	(4,768)	-	(31,321)
RESTRUCTURING CHARGES (1)	(5,521)	(4,952)	-	-	(10,473)	(674)	(3,039)	(10,749)	(9,277)	(23,739)
TOTAL	$ 60,240	$ 52,912	$ 71,016	$ 68,049	$ 252,217	$ 37,988	$ 26,157	$ 22,756	$ 29,421	$ 116,323

EBITDA %
INDUSTRIAL SEGMENT	32.1%	31.9%	32.1%	33.2%	32.3%	30.0%	23.8%	29.0%	24.8%	27.1%
ENERGY SEGMENT	29.3%	22.0%	27.0%	33.5%	28.4%	29.3%	19.3%	24.2%	25.5%	24.8%
ELECTRICAL SEGMENT	9.9%	10.5%	8.6%	6.4%	8.9%	6.9%	3.8%	6.3%	7.3%	6.1%
ENGINEERED SOLUTIONS SEGMENT	12.6%	11.4%	13.6%	13.2%	12.7%	12.0%	1.7%	5.1%	6.4%	6.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	16.4%	15.0%	16.4%	17.3%	16.3%	17.6%	9.9%	13.4%	13.3%	13.8%

	Note: The total of the individual quarters may not equal the annual total due to rounding.

	(1) The restructuring charges for the third and fourth quarters of fiscal 2009 and total fiscal 2009 includes $276, $1,037 and $1,313 of charges included in cost of products sold on the Condensed Consolidated Statements of Operations.

ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
(Dollars in thousands, except for per share amounts)

	FISCAL 2008					FISCAL 2009
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
IMPAIRMENT CHARGES, INCOME TAX ADJUSTMENTS / CREDITS,
DEBT EXTINGUISHMENT CHARGES, AND DISCONTINUED OPERATIONS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 27,427	$ 22,239	$ 38,635	$ 34,243	$ 122,544	$ 11,598	$ 3,244	$ (17,635)	$ 16,515	$ 13,723
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	5,521	4,729	-	-	10,250	481	2,028	7,173	6,223	15,905
IMPAIRMENT CHARGES, NET OF TAX BENEFIT	-	-	-	-	-	16,463	-	2,981	-	19,444
TAX ADJUSTMENTS / CREDITS	-	-	(2,625)	-	(2,625)	-	-	-	-	-
DEBT EXTINGUISHMENT CHARGES, NET OF TAX BENEFIT	-	-	-	-	-	(236)	-	-	1,303	1,067
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	(1,102)	(741)	(862)	(661)	(3,366)	300	985	20,846	(12,003)	10,128
TOTAL (NON-GAAP MEASURE)	$ 31,846	$ 26,227	$ 35,148	$ 33,582	$ 126,803	$ 28,606	$ 6,257	$ 13,365	$ 12,038	$ 60,267

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING RESTRUCTURING CHARGES,
IMPAIRMENT CHARGES, INCOME TAX ADJUSTMENTS / CREDITS,
DEBT EXTINGUISHMENT CHARGES, AND DISCONTINUED OPERATIONS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 0.43	$ 0.35	$ 0.60	$ 0.54	$ 1.93	$ 0.19	$ 0.06	$ (0.27)	$ 0.24	$ 0.24
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	0.09	0.07	-	-	0.16	0.01	0.03	0.11	0.09	0.24
IMPAIRMENT CHARGES, NET OF TAX BENEFIT	-	-	-	-	-	0.26	-	0.05	-	0.29
TAX ADJUSTMENTS / CREDITS	-	-	(0.04)	-	(0.04)	-	-	-	-	-
DEBT EXTINGUISHMENT CHARGES, NET OF TAX BENEFIT	-	-	-	-	-	(0.00)	-	-	0.02	0.02
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	(0.01)	(0.01)	(0.01)	(0.01)	(0.04)	-	0.02	0.33	(0.17)	0.15
TOTAL (NON-GAAP MEASURE)	$ 0.51	$ 0.41	$ 0.55	$ 0.53	$ 2.00	$ 0.45	$ 0.11	$ 0.22	$ 0.18	$ 0.95

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 27,427	$ 22,239	$ 38,635	$ 34,243	$ 122,544	$ 11,598	$ 3,244	$ (17,635)	$ 16,515	$ 13,723
FINANCING COSTS, NET	9,300	9,032	9,190	8,887	36,409	12,235	9,904	9,025	10,685	41,849
INCOME TAX EXPENSE	14,537	11,738	12,959	14,182	53,416	1,497	(604)	(1,907)	540	(474)
DEPRECIATION & AMORTIZATION	10,084	10,651	11,057	11,400	43,192	12,363	12,638	12,391	13,688	51,080
MINORITY INTEREST, NET OF INCOME TAX	(6)	(7)	37	(2)	22	(5)	(10)	36	(4)	17
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	(1,102)	(741)	(862)	(661)	(3,366)	300	985	20,846	(12,003)	10,128
EBITDA (NON-GAAP MEASURE)	$ 60,240	$ 52,912	$ 71,016	$ 68,049	$ 252,217	$ 37,988	$ 26,157	$ 22,756	$ 29,421	$ 116,323
IMPAIRMENT CHARGES	-	-	-	-	-	26,553	-	4,768	-	31,321
RESTRUCTURING CHARGES	5,521	4,952	-	-	10,473	674	3,039	10,749	9,277	23,739
EBITDA (NON-GAAP MEASURE) - EXCLUDING DISCONTINUED OPERATIONS,
IMPAIRMENT, AND RESTRUCTURING CHARGES	$ 65,761	$ 57,864	$ 71,016	$ 68,049	$ 262,690	$ 65,215	$ 29,196	$ 38,273	$ 38,698	$ 171,383

(1)

Net earnings and diluted earnings per share excluding restructuring charges, impairment charges, income tax adjustments / credits, debt extinguishment charges and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components may not equal due to rounding.

(2)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization, minority interest and discontinued operations.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462